Exhibit 99.1

Cadence Pharmaceuticals Reports Second Quarter 2012 Financial Results

— Strong Revenue Growth Continues —

SAN DIEGO, CA – August 2, 2012 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the second quarter and six months ended June 30, 2012.

Net product revenue in the second quarter was $11.1 million, an increase of $3.1 million, or 38%, from the first quarter of 2012. This increase marks the company’s sixth consecutive quarter of net product revenue growth since launching OFIRMEV® (acetaminophen) injection in January 2011.

A summary of the recent highlights and events for the company include the following:

•	Net product revenue of $11.1 million for the second quarter of 2012 and $19.1 million for the six months ended June 30, 2012

•	A 40% increase in the customer base for OFIRMEV in the first half of 2012 to nearly 3,200 unique customers at June 30, 2012

•	A New Drug Submission for OFIRMEV submitted to Health Canada in July 2012

“OFIRMEV demand continues to accelerate, and exceeded our expectations in the second quarter of this year. I’m very pleased with how our sales team is executing on our strategy. Our customer base is growing rapidly, as physicians continue to embrace OFIRMEV as the foundation of a multi-modal approach to managing acute pain,” said Ted Schroeder, President and CEO of Cadence. “Since launch, we believe that between 1.2 million and 1.5 million patients in the United States have been treated with OFIRMEV.”

Financial Results

For the three months ended June 30, 2012, Cadence reported net product revenue of $11.1 million, an increase of $9.4 million from the $1.7 million of net product revenue reported for the three months ended June 30, 2011. For the six months ended June 30, 2012, the company reported net product revenue of $19.1 million, an increase of $17.0 million from the $2.1 million of net product revenue reported for the six months ended June 30, 2011. In addition, during the three and six months ended June 30, 2011, the company reported $5.2 million of licensing revenue, mostly related to a one-time data license to Terumo Corporation, which intends to seek regulatory approval in Japan for the same intravenous formulation of acetaminophen as OFIRMEV. Less than $0.1 million of similar revenue was reported for the three and six months ended June 30, 2012.

For the three months ended June 30, 2012, Cadence reported a net loss of $21.0 million, or $0.25 per share, compared to a net loss of $19.2 million, or $0.30 per share, for the comparable period in 2011. For the six months ended June 30, 2012, the company’s net loss was $43.7 million, or $0.51 per share, compared to a net loss of $43.6 million, or $0.69 per share, for the comparable 2011 period.

Cost of product sales for the three and six months ended June 30, 2012, was approximately 52% of net product revenue for each respective period and includes non-recurring, expedited freight costs the company incurred on certain shipments of OFIRMEV it received during the first quarter of 2012. The company incurred these costs as it transitioned the supply of OFIRMEV from its initial supplier to a second supplier after a previously disclosed product recall and supply disruption in February 2012. At June 30, 2012, these costs were primarily recognized through sale of the inventory. In July 2012, the company voluntarily recalled all remaining lots of OFIRMEV manufactured by its initial contract manufacturer as a precautionary measure. The 41 recalled lots, which were manufactured between January and March 2011, expire between July and September 2012, and the company believes that, at the time of the recall, fewer than 10,000 vials of this product remained on the market. Cadence continues to incur certain fixed manufacturing costs at its initial supplier despite the ongoing suspension of production by that supplier. These costs are also included in cost of product sales for the three and six months ended June 30, 2012.

Research and development expenses for the three months ended June 30, 2012, decreased $0.9 million to $1.7 million, from $2.6 million for the comparable 2011 period. For the six months ended June 30, 2012, the company reported research and development expenses of $3.2 million, a decrease of $2.1 million from the $5.3 million reported for the comparable period in 2011. These reductions were primarily a result of the restructuring Cadence implemented in the fourth quarter of 2011, in which the company’s total workforce was reduced by approximately 7%, primarily in the development and general and administrative areas. The company expects to begin enrollment in a post-approval clinical trial to study the efficacy and safety of OFIRMEV in pediatric patients in the third quarter of 2012 and therefore will incur research and development costs related to this study in future periods.

Selling, general and administrative costs for the three months ended June 30, 2012, increased $2.1 million to $23.2 million, from $21.1 million for the three months ended June 30, 2011. This increase was mostly attributable to legal costs the company incurred related to its patent infringement litigation, as well as increased commissions paid to Cadence’s hospital sales specialists as a result of increased revenue. For the six months ended June 30, 2012, selling, general and administrative expenses increased $5.7 million to $46.8 million, from $41.1 million for the comparable period in 2011. This increase was also a result of the increased legal fees and sales commissions incurred by the company in the 2012. Additionally, the company accelerated the timing of a variety of marketing programs to the first and second quarters of 2012, which front-loaded the expenses related to these programs to the first half of the year.

As of June 30, 2012, Cadence reported cash, cash equivalents and short-term investments of $90.8 million and net accounts receivable of $5.0 million.

Guidance

As of August 2, 2012, Cadence expects that net product revenue from sales of OFIRMEV for the three months ending September 30, 2012, will range from approximately $13.7 million to $14.2 million.

Conference Call and Webcast on August 2, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on August 2, 2012, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investors page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call. Cadence uses the Investors portion of its website as one means of disclosing material non-public information, and investors are encouraged to monitor Cadence’s website in addition to following the company’s press releases, SEC filings and public conference calls and webcasts.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15-minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at www.OFIRMEV.com or www.cadencepharm.com.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. The current version of Cadence Pharmaceuticals’ corporate overview may be viewed on the Investors page of www.cadencepharm.com under “Events & Presentations” by selecting “Corporate Overview.”

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: Cadence’s expectation that demand for OFIRMEV will continue to accelerate and physicians will continue to embrace the product as the foundation of a multi-modal approach to managing acute pain; the company’s belief that fewer than 10,000 vials of the product that it recalled in July 2012 remained on the market at the time of the recall; the date on which Cadence expects to commence enrollment in a post-approval pediatric clinical trial of OFIRMEV; and the company’s guidance regarding net product revenue from sales of OFIRMEV for the third quarter of 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from Cadence’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is Cadence’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s dependence on its contract manufacturers and its ability to ensure an adequate and continued supply of OFIRMEV to meet market demand; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current patent litigation with the parties that have submitted abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue patent litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future patent litigation; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, which could result in the implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	William R. LaRue	Kelli France
	SVP & Chief Financial Officer	Media Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone: 858-436-1400	Phone: 415-946-1076

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Product revenue, net	$11,075	$1,706	$19,079	$2,056
License revenues	33	5,210	33	5,210

Total revenues	11,108	6,916	19,112	7,266

Costs and expenses:
Cost of product sales	5,756	981	10,002	1,270
Amortization of patent license	336	336	672	896
Research and development	1,700	2,600	3,211	5,346
Selling, general and administrative	23,241	21,082	46,772	41,060
Other	1	(1)	1	(1)

Total costs and expenses	31,034	24,998	60,658	48,571

Loss from operations	(19,926)	(18,082)	(41,546)	(41,305)
Other expense, net	(1,063)	(1,132)	(2,116)	(2,281)

Net loss	$(20,989)	$(19,214)	$(43,662)	$(43,586)

Basic and diluted net loss per share(1)	$(0.25)	$(0.30)	$(0.51)	$(0.69)

Shares used to compute basic and diluted net loss per share(1)	85,553	63,428	85,536	63,307

(1)	There is a lack of comparability in the per share amounts between the periods presented as a result of the issuance of 21,800 shares of common stock pursuant to a public offering in November 2011.

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$90,759	$127,227
Restricted cash	450	450
Accounts receivable, net	4,968	2,703
Inventory	4,328	1,388
Prepaid expenses and other current assets	1,085	1,161

Total current assets	101,590	132,929
Property and equipment, net	10,296	10,569
Intangible assets, net	12,761	13,433
Restricted cash	190	190
Other assets	7,027	7,039

Total assets	$131,864	$164,160

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,212	$3,801
Accrued liabilities	12,071	10,945
Deferred revenue	1,677	1,291
Current debt, less discount	5,179	—

Total current liabilities	27,139	16,037
Other liabilities	442	117
Long-term debt, less discount	23,789	28,696
Total stockholders’ equity	80,494	119,310

Total liabilities and stockholders’ equity	$131,864	$164,160